Exhibit 99.1

NCI BUILDING SYSTEMS PROVIDES UPDATE ON FINANCING

— Bank Group Grants Waivers —

— Company in Discussion with a Leading Private Equity Firm —

HOUSTON (May 21, 2009) – NCI Building Systems, Inc. (NYSE: NCS) today announced that it has obtained waivers from its senior credit facility lenders, including waivers of its financial maintenance covenants and of restrictions on the ability of the Company to enter into an agreement for a substantial equity investment in the Company. The waivers are intended to provide the Company with sufficient time to address its comprehensive capital structure plans. The waivers will remain in effect through July 15, 2009 and automatically extend to September 15, 2009, upon the signing of a definitive agreement for an equity investment.

As previously disclosed, NCI Building Systems (“NCI”) retained J.P. Morgan Securities Inc. to assist the Company in assessing a comprehensive range of potential alternatives to strengthen its balance sheet and enhance its long term financial position. As a result of this effort, NCI has made significant progress with a leading private equity firm with regard to a substantial equity investment in the Company.

While NCI is in advanced stages of negotiations with that private equity firm, any transaction will require considerable cooperation from the Company’s lenders and note holders, and will be subject to customary closing conditions, including refinancing of its existing credit facilities and a recapitalization or redemption of its convertible notes. While there can be no assurances that a transaction will be concluded, the Company continues to work diligently towards the successful consummation of a comprehensive solution. Greenhill & Co. has been retained by NCI to advise the Company on these matters.

“I am very encouraged by the progress we have made to date in addressing our capital structure,” commented Norman C. Chambers, Chairman, President and Chief Executive Officer.

10943 N. Sam Houston Parkway W. • Houston, Texas 77064

P.O. Box 692055 • Houston, Texas 77269-2055 • Telephone: (281) 897-7788 • Fax: (281) 477-9675

“We have made significant progress with an experienced private equity firm to make a substantial investment in the company. Despite the challenges presented by the economy and the credit markets, I am confident that we will finalize a transaction, enabling us to have sufficient liquidity to grow our business as the economy rebounds. While this investment will be very dilutive to our current shareholders, we believe it is in their best interest to address our capital structure.”

“The waivers announced today provide us additional time to work through various issues with all of the relevant parties,” noted Mr. Chambers. “Our team will continue to proceed expeditiously to finalize a transaction within the coming months.”

NCI Building Systems, Inc. has filed a Form 8-K today with respect to the bank group waivers.

NCI Building Systems, Inc. is one of North America’s largest integrated manufacturers of metal products for the nonresidential building industry. NCI is comprised of a family of companies operating manufacturing facilities across the United States and Mexico, with additional sales and distribution offices throughout the United States and Canada.

This release contains forward-looking statements concerning the potential equity investment in NCI and the outcome of related negotiations and NCI’s business and operations and industry conditions, including among others industry trends, steel pricing, growth expectations and margin expansion. These statements and other statements identified by words such as “guidance,” “potential,” “expect,” “should” and similar expressions are forward looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties that may cause NCI’s actual performance to differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially are the possibility that the anticipated benefits from the RCC acquisition cannot be fully realized; the possibility that costs or difficulties related to the integration of the RCC operations into the Company’s operations will be greater than expected; industry cyclicality and seasonality; fluctuations in demand and prices for steel; the financial condition of NCI’s raw material suppliers; competitive activity and pricing pressure; ability to execute NCI’s acquisition strategy; and general economic conditions affecting the construction industry. Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended November 2, 2008, identifies other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. NCI expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in its expectations.

Investor and Media Contact:	Additional Contact:
Betsy Brod/Lynn Morgen	Greenhill & Co.
MBS Value Partners	(212) 389-1493
(212) 750-5800

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10943 N. Sam Houston Parkway W. • Houston, Texas 77064

P.O. Box 692055 • Houston, Texas 77269-2055 • Telephone: (281) 897-7788 • Fax: (281) 477-9675